Exhibit 99.1

Kodak Reports Q3 Net Earnings of $19 Million and Continued Strong Performance of SONORA Plates, FLEXCEL NX Plates and PROSPER Inkjet

ROCHESTER, N.Y.--(BUSINESS WIRE)--November 9, 2018--Eastman Kodak Company (NYSE: KODK) today reported financial results for the third quarter 2018, delivering net earnings of $19 million on revenues of $366 million and continued growth in its KODAK SONORA Process-Free Plates, KODAK FLEXCEL NX Packaging and KODAK PROSPER Inkjet businesses.

Third-quarter highlights include:

  GAAP net earnings of $19 million for the quarter ended September 30, 2018.
  Operational EBITDA for the quarter of $20 million, an increase of $7 million compared with the third quarter of 2017.
  Revenues for the quarter of $366 million, compared with $379 million in the prior-year quarter.
  Key product lines achieved strong year-over-year growth for the quarter:
    Volume for KODAK SONORA Process-Free Plates grew by 17 percent.
    Volume for KODAK FLEXCEL NX Plates grew by 17 percent.
    Annuity revenues for the KODAK PROSPER inkjet platform grew by 8 percent.
  The company ended the quarter with a cash balance of $238 million and expects to generate cash in the fourth quarter 2018.
  2018 revenue guidance revised to $1.475 billion to $1.525 billion; Operational EBITDA guidance remains at $55 million to $60 million.
  Additional development: Kodak is in advanced negotiations on an exclusive basis to sell its Flexographic Packaging Division. The net proceeds from the transaction will be used to reduce the Company’s outstanding term debt.

Revenues for the quarter ending September 2018 were $366 million, a decline of $13 million compared with the third quarter of 2017. The company reported third-quarter GAAP net earnings of $19 million and Operational EBITDA of $20 million, an increase of $7 million compared with the third quarter of 2017. The increase was driven by continued strong performance in key product lines, cost reductions in Kodak’s Advanced Materials and 3D Printing Technology Division and changes in employee-related reserves, offset by the $6 million year-over-year adverse impact of the cost of aluminum.

“I’m pleased with the continued strong performance of our growth engines, including SONORA Plates, FLEXCEL NX Plates and PROSPER annuities, which contribute an increasing share of our revenues,” said Jeff Clarke, Kodak Chief Executive Officer. “For the fourth quarter of 2018, the Company will focus on the expected sale of our Flexographic Packaging Division and improving productivity by completing cost actions announced earlier this year.”

The company revised 2018 guidance for revenues to $1.475 billion to $1.525 billion and reiterated Operational EBITDA guidance of $55 million to $60 million.

Kodak ended the quarter with a cash balance of $238 million, down $37 million from the June 30, 2018 cash balance of $275 million. The decrease reflects investments in new technologies, working capital, capital expenditures including the construction of a new FLEXCEL NX manufacturing line in Weatherford, OK, interest payments and costs of strategic transactions. The company expects to generate cash in the fourth quarter of 2018 and to end the year with a cash balance of $260 million to $265 million.

“The Company’s use of cash in Q3 primarily reflects our investment in working capital to support sequential growth in Q4,” said David Bullwinkle, Kodak Chief Financial Officer. “We have made significant progress reducing our cost structure and we will continue to strengthen our liquidity by completing actions to reduce operating costs and monetization activities. We expect to generate cash in Q4 through increased EBITDA, working capital and non-recurring transactions.”

Print Systems Division (PSD), Kodak’s largest division, had Q3 revenues of $217 million, a decrease of $15 million compared with Q3 2017. Operational EBITDA for the quarter was $12 million, flat when compared with the same period a year ago, or an increase of $1 million on a constant currency basis.

PSD’s environmentally-advantaged KODAK SONORA Process-Free Plates had continued strong performance for the quarter, delivering 17 percent year-over-year growth in unit sales. SONORA Plates accounted for 24 percent of the division’s total plate unit sales in the third quarter.

Third-quarter unit sales of SONORA X Plates increased 93 percent compared with Q2, and over 600 customers have been converted to continuous supply. SONORA X is expected to be fully commercialized by the end of the year. SONORA X improvements in run lengths, durability and imaging speeds allow more printers to benefit from the environmental and cost-savings advantages of process-free plates without compromising productivity and efficiency.

Enterprise Inkjet Systems Division (EISD), including the KODAK PROSPER and KODAK VERSAMARK businesses and the investment in ULTRASTREAM inkjet technology, had third-quarter revenues of $39 million, an increase of $6 million compared with the same period in 2017. The increase was a result of higher volume in PROSPER equipment and consumables, partially offset by the expected volume decline in the division’s VERSAMARK Printing System line. Operational EBITDA was $2 million, an increase of $2 million compared with the same period in the prior year.

For the third quarter of 2018 the PROSPER business continued to deliver strong performance with year-over-year annuity growth of 8 percent.

The company continues to invest in the development of KODAK ULTRASTREAM, the next-generation inkjet writing system, which is on track for commercialization in 2019.

Flexographic Packaging Division (FPD) includes KODAK FLEXCEL NX Systems and Plates as well as other packaging products, such as analog flexographic plates and letterpress plates, proofing products and services. FPD’s performance for the quarter was driven by continued growth in KODAK FLEXCEL NX Plates. Revenues for Q3 were $36 million, up $2 million compared with the same period a year ago, or $4 million on a constant currency basis. Operational EBITDA for Q3 was $8 million, an increase of $1 million compared with the third quarter of 2017, or $3 million on a constant currency basis.

For the quarter, FLEXCEL NX plate volume had strong performance, increasing 17 percent year over year. Kodak’s new manufacturing line in Weatherford, OK has begun shipping test product and is on track to move into full production in early 2019.

During the quarter, the division introduced the next-generation FLEXCEL NX Ultra Solution. Enabled by new and patent-pending KODAK Ultra Clean technology, FLEXCEL NX Ultra is the first aqueous solution to provide consistent, high-performing flexo plates in a high-volume, low-maintenance environment.

Software and Solutions Division (SSD) revenues for Q3 were $21 million, flat compared with the same period last year. Operational EBITDA was $0, flat when compared with Q3 2017.

Consumer and Film Division (CFD) revenues for the third quarter were $48 million, a decline of $7 million compared with Q3 2017 primarily driven by a $6 million royalty payment from the modification of a brand licensing agreement in the prior-year quarter. Operational EBITDA was negative $2 million for the quarter, flat compared with Q3 2017.

Advanced Materials and 3D Print Technology Division (AM3D) had revenues of $1 million for the quarter and Operational EBITDA of negative $2 million, an improvement of $4 million compared with the same period the prior year. The division continues to focus on investments in light-blocking particles and printed electronics.

Eastman Business Park Division (EBPD) had Q3 2018 revenues of $4 million, flat with the third quarter 2017. Operational EBITDA was flat compared with the prior year quarter.

Going Concern Assessment

Consistent with the prior quarter, Kodak has included a disclosure regarding its going concern assessment in its Q3 Form 10-Q filing. Please read Footnote 1 to the financial statements contained in the company’s 10-Q to see the precise disclosure and planned mitigating actions.

Revenue and Operational EBITDA Q3 2018 vs. Q3 2017

($ millions)

Q3 2018 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$217	$39	$36	$21	$48	$1	$4	$366
Operational EBITDA *	$12	$2	$8	$-	$(2)	$(2)	$2	$20

Q3 2017 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$232	$33	$34	$21	$55	$-	$4	$379
Operational EBITDA *	$12	$-	$7	$-	$(2)	$(6)	$2	$13

Q3 2018 Actuals vs. Q3 2017 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(15)	$6	$2	$-	$(7)	$1	$-	$(13)
Operational EBITDA *	$-	$2	$1	$-	$-	$4	$-	$7

Q3 2018 Actuals on constant currency ** vs. Q3 2017 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(12)	$6	$4	$-	$(7)	$1	$-	$(8)
Operational EBITDA *	$1	$2	$3	$-	$-	$4	$-	$10

*	Total Operational EBITDA is a non-GAAP financial measure. The reconciliation between GAAP and non-GAAP measures is provided in Appendix A of this press release.

**

The impact of foreign exchange represents the 2017 foreign exchange impact using average foreign exchange rates for the three months ended September 30, 2017, rather than the actual exchange rates in effect for the three months ended September 30, 2018.

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs and business trends and other information that is not historical information. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward-looking statements. All forward-looking statements, including management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions.

Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from the forward-looking statements include, among others, the risks and uncertainties described in more detail in Kodak’s Annual Report on Form 10-K for the year ended December 31, 2017 under the headings “Business,” “Risk Factors,” “Legal Proceedings” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” in the corresponding sections of Kodak’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, and in other filings Kodak makes with the U.S. Securities and Exchange Commission from time to time, as well as the following: Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results; Kodak’s ability to achieve cash forecasts, financial projections and projected growth; Kodak’s ability to achieve the financial and operational results contained in its business plans; Kodak’s ability to comply with the covenants in its various credit facilities; Kodak’s ability to repay, refinance or extend the maturity of its outstanding first lien term loans prior to their maturity date of September 3, 2019 or prior to June 5, 2019, the date on which Kodak’s revolving credit facility will terminate unless such repayment, refinancing or extension has occurred or the revolving credit facility has been amended; Kodak’s ability to discontinue, sell or spin-off certain businesses or operations, including its Flexographic Packaging segment, or otherwise monetize assets; Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its debt and Series A Preferred Stock; changes in foreign currency exchange rates, commodity prices and interest rates; Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; Kodak’s ability to effectively compete with large, well-financed industry participants; continued sufficient availability of borrowings and letters of credit under Kodak’s revolving credit facility, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability to provide or facilitate financing for its customers; the performance by third parties of their obligations to supply products, components or services to Kodak; and the impact of the global economic environment on Kodak.

There may be other factors that may cause Kodak’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included or referenced in this press release. Kodak undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by law.

A. NON-GAAP MEASURES

In this third quarter 2018 financial results news release, reference is made to the following non-GAAP financial measures:

  Operational EBITDA; and
  Revenues and Operational EBITDA on a constant currency basis.

Kodak believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of Kodak, its financial condition, results of operations and cash flow.

Kodak’s segment measure of profit and loss is an adjusted earnings before interest, taxes, depreciation and amortization (“Operational EBITDA”). The change in revenues and Operational EBITDA on a constant currency basis, as presented in this financial results news release, is calculated by using average foreign exchange rates for the three months ended September 30, 2017, rather than the actual exchange rates in effect for the three months ended September 30, 2018.

This press release contains a forward-looking estimate of full-year 2018 Operational EBITDA and full-year 2018 Cash Outlook. Kodak is unable to provide a reconciliation of full-year 2018 Operational EBITDA to a forward-looking estimate of GAAP net income / loss and a reconciliation of full-year 2018 Cash Use to changes in cash and cash equivalents because projected GAAP net income / loss for the full year and changes in cash and cash equivalents would require inclusion of the projected impact of future excluded items, including items that are not currently determinable or dependent on future events which may be uncertain or outside of Kodak’s control, such as asset sales, asset impairments, foreign exchange gains / losses, changes in the fair value of the conversion option derivative liability, unanticipated items not reflective of ongoing operations, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, Kodak does not have information available to provide quantitative reconciliations of full-year 2018 projected net income / loss and changes in cash and cash equivalents.

The following table reconciles the most directly comparable GAAP measure of Net Earnings (Loss) to Operational EBITDA and Operational EBITDA on a constant currency basis for the three months ended September 30, 2018 and 2017, respectively:

(in millions)
	Q3 2018	Q3 2017	$ Change	% Change
Net earnings (loss)	$19	$(46)	$65	-141%
Depreciation and amortization	19	21	(2)	-10%
Restructuring costs and other (1)	9	5	4	80%
Stock based compensation	2	2	-	0%
Consulting and other costs (2)	5	2	3	150%
Idle costs (3)	1	-	1	n/a
Other operating (income) expense, net (4)	(10)	20	(30)	-150%
Goodwill impairment loss (4)	-	56	(56)	-100%
Interest expense (4)	9	8	1	13%
Pension income excluding service cost component (4)	(35)	(39)	4	-10%
Other income, net (4)	(4)	(4)	-	0%
Provision (benefit) for income taxes (4)	5	(13)	18	-138%
Equity in loss of equity method investment, net of income taxes (4)	-	1	(1)	-100%
Operational EBITDA	$20	$13	$7	54%
Impact of foreign exchange (5)	3		3
Operational EBITDA on a constant currency basis	$23	$13	$10	77%

Footnote Explanations:
(1)	Restructuring costs and other as reported in the Consolidated Statement of Operations plus $1 million of inventory write-downs included in cost of revenues for the three months ended September 30, 2017.
(2)	Consulting and other costs are primarily professional services and internal costs associated with certain corporate strategic initiatives.
(3)	Consists of third party costs such as security, maintenance and utilities required to maintain land and buildings in certain locations not used in any Kodak operations.
(4)	As reported in the Consolidated Statement of Operations.
(5)	The impact of foreign exchange represents the foreign exchange impact using average foreign exchange rates for the three months ended September 30, 2017, rather than the actual exchange rates in effect for the three months ended September 30, 2018.

B. FINANCIAL STATEMENTS

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(in millions)
	Three Months Ended September 30,
	2018	2017
Revenues
Sales	$293	$303
Services	73	76
Total net revenues	366	379
Cost of revenues
Sales	251	261
Services	50	54
Total cost of revenues	301	315
Gross profit	65	64
Selling, general and administrative expenses	59	61
Research and development costs	13	16
Restructuring costs and other	9	4
Other operating (income) expense, net	(10)	20
Goodwill impairment	—	56
Loss from continuing operations before interest expense, other (income) charges, net, and income taxes	(6)	(93)
Interest expense	9	8
Pension income excluding service cost component	(35)	(39)
Other income, net	(4)	(4)
Earnings (loss) from continuing operations before income taxes	24	(58)
Provision (benefit) for income taxes	5	(13)
Equity in loss of equity method investment, net of income taxes	—	1
Earnings (loss) from continuing operations	19	(46)
Loss from discontinued operations, net of income tax	—	—
NET EARNINGS (LOSS)	$19	$(46)

The notes accompanying the Company’s third quarter 2018 Form 10-Q are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION (Unaudited)
(in millions)

	September 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$238	$344
Trade receivables, net of allowances of $9 in each period	244	282
Inventories, net	306	276
Other current assets	56	56
Total current assets	844	958
Property, plant and equipment, net of accumulated depreciation of $426 and $394, respectively	276	314
Goodwill	32	32
Intangible assets, net	76	86
Restricted cash	10	17
Deferred income taxes	175	188
Other long-term assets	127	112
TOTAL ASSETS	$1,540	$1,707

LIABILITIES, REDEEMABLE, CONVERTIBLE PREFERRED STOCK AND EQUITY
Accounts payable, trade	$167	$198
Short-term borrowings and current portion of long-term debt	396	4
Other current liabilities	216	217
Total current liabilities	779	419
Long-term debt, net of current portion	5	399
Pension and other postretirement liabilities	384	466
Other long-term liabilities	183	202
Total liabilities	1,351	1,486

Commitments and contingencies (Note 7)

Redeemable, convertible Series A preferred stock, no par value, $100 per share liquidation preference	171	164

Equity (Deficit)
Common stock, $0.01 par value	—	—
Additional paid in capital	621	631
Treasury stock, at cost	(9)	(9)
Accumulated deficit	(187)	(174)
Accumulated other comprehensive loss	(407)	(391)
Total shareholders' equity	18	57
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND EQUITY	$1,540	$1,707

The notes accompanying the Company’s third quarter 2018 Form 10-Q are an integral part of these consolidated financial statements.

CONTACT:
Media:
Kodak
Nick Rangel, +1 585-615-0549
nicholas.rangel@kodak.com
or
Investors:
Kodak
Bill Love, +1 585-724-4053
shareholderservices@kodak.com